Exhibit 10.2

SENIOR UNSECURED CREDIT AGREEMENT

Dated as of April 6, 2004

among

SEALY MATTRESS COMPANY,

as Borrower

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors

SEALY MATTRESS CORPORATION,

as Holdings and a Guarantor

SEALY CORPORATION,

as Parent

The Several Lenders

from Time to Time Parties Hereto

JPMORGAN CHASE BANK,

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arranger and Joint Bookrunner

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arranger, Joint Bookrunner and Syndication Agent

6.13.	Solvency Certificate	52
6.14.	Governmental Authorizations and Consents	52
6.15.	Financial Statements	52
6.16.	Recapitalization	52

SECTION 7.	Additional Conditions Precedent to Credit Events	53
7.1.	No Default; Representations and Warranties	53
7.2.	Notice of Borrowing	53

SECTION 8.	Representations, Warranties and Agreements	53
8.1.	Corporate Status	53
8.2.	Corporate Power and Authority	53
8.3.	No Violation	54
8.4.	Litigation	54
8.5.	Margin Regulations	54
8.6.	Governmental Approvals	54
8.7.	Investment Company Act	54
8.8.	True and Complete Disclosure	54
8.9.	Financial Condition; Financial Statements	55
8.10.	Tax Returns and Payments	55
8.11.	Compliance with ERISA	55
8.12.	Subsidiaries	56
8.13.	Patents, etc.	56
8.14.	Environmental Laws	56
8.15.	Properties	57

SECTION 9.	Affirmative Covenants	57
9.1.	Information Covenants	57
9.2.	Books, Records and Inspections	60
9.3.	Maintenance of Insurance	60
9.4.	Payment of Taxes	60
9.5.	Consolidated Corporate Franchises	60
9.6.	Compliance with Statutes, Obligations, etc.	60
9.7.	ERISA	60
9.8.	Good Repair	61
9.9.	Transactions with Affiliates	61
9.10.	End of Fiscal Years; Fiscal Quarters	62
9.11.	Additional Guarantors	62
9.12.	Reserved	63
9.13.	Use of Proceeds	63
9.14.	Changes in Business	63
9.15.	Post-Closing Refinancing. .	63
9.16.	Designated Senior Indebtedness	63

SECTION 10.	Negative Covenants	63
10.1.	Limitation on Indebtedness	63
10.2.	Limitation on Liens	64

10.3.	Limitation on Fundamental Changes	65
10.4.	Limitation on Sale of Assets	67
10.5.	Reserved	70
10.6.	Limitation on Restricted Payments.	70
10.7.	Limitations on Debt Payments and Amendments; Unpaid Refinancing Amount	77
10.8.	Limitations on Sale Leasebacks	77

SECTION 11.	Events of Default	77
11.1.	Payments	77
11.2.	Representations, etc.	77
11.3.	Covenants	78
11.4.	Default Under Other Agreements	78
11.5.	Bankruptcy, etc.	78
11.6.	ERISA	79
11.7.	Guarantee	79
11.8.	Subordination	79
11.9.	Judgments	79

SECTION 12.	The Administrative Agent	80
12.1.	Appointment	80
12.2.	Delegation of Duties	80
12.3.	Exculpatory Provisions	80
12.4.	Reliance by Administrative Agent	81
12.5.	Notice of Default	81
12.6.	Non-Reliance on Administrative Agent and Other Lenders	82
12.7.	Indemnification	82
12.8.	Administrative Agent in its Individual Capacity	83
12.9.	Successor Agent	83
12.10.	Withholding Tax	83

SECTION 13.	Reserved.	84

SECTION 14.	Miscellaneous.	84
14.1.	Amendments and Waivers	84
14.2.	Notices	84
14.3.	No Waiver; Cumulative Remedies	85
14.4.	Survival of Representations and Warranties	86
14.5.	Payment of Expenses and Taxes	86
14.6.	Successors and Assigns; Participations and Assignments	86
14.7.	Replacements of Lenders under Certain Circumstances	90
14.8.	Adjustments; Set-off	90
14.9.	Counterparts	91
14.10.	Severability	91
14.11.	Integration	91
14.12.	GOVERNING LAW	92
14.13.	Submission to Jurisdiction; Waivers	92
14.14.	Acknowledgments	92

14.15.	WAIVERS OF JURY TRIAL	93
14.16.	Confidentiality	93
14.17.	Judgment Currency	94
14.18.	USA PATRIOT Act	94

SCHEDULES

Schedule 1.1 (c)	Commitments and Addresses of Lenders
Schedule 1.1(d)	EBITDA Add-Backs
Schedule 1.1(e)	Excluded Subsidiaries
Schedule 8.12	Subsidiaries
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

EXHIBITS

Exhibit A	Form of Guarantee
Exhibit B-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit B-2	Form of Legal Opinion of general counsel
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Promissory Note

CREDIT AGREEMENT dated as of April 6, 2004, among SEALY MATTRESS COMPANY, an Ohio corporation (the “Borrower”), SEALY MATTRESS CORPORATION, a Delaware corporation (“Holdings”) and SEALY CORPORATION, a Delaware corporation (“Parent”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner, GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner and Syndication Agent, and JPMORGAN CHASE BANK, as Administrative Agent (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1).

In connection with the Recapitalization, (a)(i) an investment entity controlled by KKR will contribute an amount that, together with the equity of the Permitted Investors (as defined below), is not less than 29% of the capitalization required for the consummation transactions contemplated by the Recapitalization (the “Equity Proceeds”) in cash to Sealy Acquisition Corp. (“SAC”) as common equity, (ii) the Management Investors and certain other investors will retain certain of their common stock in Holdings (together with KKR, the “Permitted Investors”) and (iii) SAC will merge with and into Parent (collectively, the “Merger”);

(b) the Borrower will issue not less than $390,000,000 in aggregate principal amount of its senior subordinated notes (the “Subordinated Notes”) in a public offering or in a Rule 144A or other private placement; and

(c) the Borrower will enter into the Senior Secured Credit Facility providing for term loans and revolving credit loans in aggregate amount of no less than $685,000,000.

(d) substantially concurrent with the Recapitalization and immediately after distribution and payments of the proceeds of the financings of the Borrower as consideration for the Merger, the Parent will contribute all of its equity interest in the Borrower to Holdings, its newly formed wholly-owned Subsidiary, after which Holdings shall be the immediate parent of the Borrower.

In connection with the foregoing, the Borrower has requested the Lenders to extend credit in the form of Term Loans, in an aggregate principal amount of $100,000,000. The proceeds of the Term Loans will be used by the Borrower, together with (a) the net proceeds of the issuance of the Subordinated Notes, (b) the proceeds of the term loans and a portion of the revolving credit loans under the Senior Secured Credit Facility and (c) the net proceeds of the Equity Proceeds, on the Closing Date solely to effect the Recapitalization and to pay Transaction Expenses.

The parties hereto hereby agree as follows:

SECTION 1. Definitions

1.1. Defined Terms. (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a).

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business, any Converted Restricted Subsidiary, any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to Holdings and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Total Commitment” shall mean at any time the Total Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean JPMorgan Chase Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 270 Park Avenue, 5th Floor, New York, NY 10017, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean each Joint Lead Arranger, the Administrative Agent and the Syndication Agent.

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Approved Fund” shall have the meaning provided in Section 14.6.

“Asset Sale” means (1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than: (a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or inventory or goods held for sale in the ordinary course of business; (b) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 10.4 or any disposition that constitutes a Change of Control; (c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 10.6; (d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $2,500,000; (e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary; (f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business; (g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business; (h) foreclosures on assets; (i) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and (j) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including, without limitation, sale leasebacks and asset securitizations permitted by this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit D.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include the incurrence of one Type of Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans).

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Canadian Dollars” and “C$” shall mean the lawful money of Canada.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Equivalents” means (1) United States dollars, (2) pounds sterling, (3) (a) euro, or any national currency of any participating member state in the European Union or, (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business, (4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, (6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above, (7) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above, (9) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and (10) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” shall mean the occurrence of (x) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Investor, or (y) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Investors, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent entities.

“Change of Control Offer” as defined in Section 5.7.

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commitments” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment.

“Confidential Information” shall have the meaning provided in Section 14.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated March, 2004, delivered to the Lenders in connection with this Agreement.

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income taxes” of Holdings, the Borrower and the Restricted Subsidiaries, excluding extraordinary items, for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements referred to in Section 9.1(a).

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of (a) Consolidated Earnings and to the extent already deducted in arriving at Consolidated Earnings: (b) Consolidated Interest Expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees, (e) extraordinary losses and unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges), (f) non-cash charges (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (g) losses on asset sales, (h) restructuring charges or reserves (including costs related to closure of facilities), (i) in the case of any period that includes a period ending during the fiscal year ending November 28, 2004, Transaction Expenses, to the extent deducted in determining Consolidated Earnings, (j) any expenses or charges incurred in connection with any issuance of debt, equity securities or any refinancing transaction, (k) any fees and expenses related to Permitted Acquisitions, (l) any deduction for minority interest expense, (m) the amount of management, monitoring, consulting and advisory fees and related expenses paid to KKR and (n) those items described on Schedule 1.1(d) annexed hereto, less the sum of the amounts for such period of (o) extraordinary gains and non-recurring gains, (p) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) and (q) gains on asset sales, all as determined on a consolidated basis for Holdings, the Borrower and the Restricted Subsidiaries in accordance with GAAP, provided that (i) except as provided in clause (iv) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by Holdings, the Borrower or its Restricted Subsidiaries during such period through dividends or other distributions, (ii) there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of each Foreign Joint Venture for such period corresponding to the percentage of capital stock or other equity interests in such Foreign Joint Venture not owned by the Borrower or its Restricted Subsidiaries (other than Foreign Joint Ventures), (iii) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses and (iv) (x) there shall be included in determining Consolidated EBITDA for any period (A) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by the Borrower or any Restricted Subsidiary during such period and (y) for purposes of determining the Senior Leverage Ratio and the Fixed Charge Coverage Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term “Permitted Acquisition” and Section 10.3, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion). Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be $49,900,000, $47,300,000 and $47,500,000, respectively, for the fiscal quarters ended August 31, 2003, November 30, 2003, and February 29, 2004.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP, provided that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (b) for purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of Holdings, the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all indebtedness of Holdings, the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date and (ii) all Capitalized Lease Obligations of Holdings, the Borrower and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries as at such date up to a maximum amount of $45,000,000 to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of Holdings on the date hereof, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by KKR or one of its Affiliates or Persons nominated by KKR or one of its Affiliates or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Credit Documents” shall mean this Agreement, the Guarantee and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Facilities” means, with respect to the Borrower, one or more debt facilities, including, without limitation, the Senior Secured Credit Facility, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced, including increasing the amount borrowed thereunder, in whole or in part from time to time.

“Credit Party” shall mean each of the Borrower, the Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Cumulative Consolidated Net Income Available to Stockholders” shall mean, as of any date of determination, Consolidated Net Income less cash dividends paid by Holdings with respect to its capital stock for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered to the Lenders under Section 9.1.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means preferred stock of the Borrower or any parent entities thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Borrower or the applicable parent entities thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of Section 10.6.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the Term Loan Maturity Date or the date the Term Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dividends” shall have the meaning provided in Section 10.6.

“Dollar Borrowing” shall mean a Borrowing denominated in Dollars.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.2(b) using the applicable Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section 1.2.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Eligible Lender” shall mean, at any time, a Person who, on any date on which interest is payable under this Agreement, is a Person which is beneficially entitled to the interest payable to it under this Agreement.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Proceeds” shall have the meaning provided in the preamble to this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“euro” means the single currency of participating member states of the EMU.

“Eurodollar Loan” shall mean any Eurodollar Term Loan or Eurodollar Revolving Credit Loan.

“Eurodollar Rate” shall mean, in the case of any Eurodollar Term Loan or Eurodollar Revolving Credit Loan, with respect to each day during each Interest Period pertaining to such Eurodollar Loan, (a) the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period multiplied by (b) the Statutory Reserve Rate. In the event that any such rate does not appear on the applicable Page of the Telerate Service (or otherwise on such service), the “Eurodollar Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying Eurodollar rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the “Eurodollar Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Term Loan or Eurodollar Revolving Credit Loan, as the case may be, to be outstanding during such Interest Period.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate” shall mean on any day with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such Foreign Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m. (New York time) on such date for the purchase of Dollars for delivery two Business Days later.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of November 8, 2002, as amended, among the Borrower, Holdings, the lenders from time to time party thereto, JPMorgan Chase Bank, as administrative agent, and Goldman Sachs Credit Partners L.P., as syndication agent.

“Existing Indenture” shall mean the Indenture, dated as of December 18, 1997, among the Borrower, the subsidiary guarantors party thereto and The Bank of New York, as trustee.

“Existing Letters of Credit” shall have the meaning provided in the preamble to this Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from (a) contributions to its common equity capital, and (b) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth under Section 10.6.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person, and (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Foreign Borrowing Base Amount” shall mean, at any time, the sum of (i) 85% of the book value of all accounts receivable of all Restricted Foreign Subsidiaries of Holdings and (ii) 60% of the book value of all inventory of all Restricted Foreign Subsidiaries of Holdings.

“Foreign Currencies” shall mean Canadian Dollars, Euro and Sterling.

“Foreign Joint Venture” shall mean any Restricted Foreign Subsidiary in which the Borrower and its Restricted Subsidiaries own, collectively, less than 100% of the equity interests and designated as such in a written notice to the Administrative Agent by the Borrower, provided that in the event a Restricted Subsidiary not previously designated by the Borrower as a Foreign Joint Venture is subsequently re-designated as a Foreign Joint Venture, (x) such re-designation shall be deemed to be an investment on the date of such re-designation in a Foreign Joint Venture in an amount equal to the product of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such re-designation (such net worth to be calculated without regard to any guarantee provided by such re-designated Restricted Subsidiary) and (ii) the percentage of capital stock or other equity interests in such Foreign Joint Venture owned by the Borrower or its Restricted Subsidiaries (other than Foreign Joint Ventures) and (y) no Default or Event of Default would result from such re-designation.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Guarantors” shall mean any Foreign Subsidiary that becomes a Foreign Subsidiary Guarantor pursuant to Section 9.11.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or one of the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Exception Amount” shall mean, at any time: (a) $100,000,000 minus (b) the sum of (i) the aggregate amount of Indebtedness incurred or assumed prior to such time pursuant to clause (j) or (k) of the definition of “Permitted Debt” that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Section 9.11, (ii) $50,000,000 and (iii) any Indebtedness incurred by any Foreign Joint Venture, provided that if such amount is a negative number, the Guarantee Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such

Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean Holdings, the US Subsidiary Guarantors and the Foreign Subsidiary Guarantors, other than the immaterial Subsidiaries listed on Schedule 1.1(e).

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower in the ordinary course of business (and not for speculative purposes) in order to protect the Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Historical Financial Statements” means as of the Closing Date, the audited financial statements of Parent and its Subsidiaries, for the immediately preceding three fiscal years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business.

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Lenders under Section 9.1 for the first full fiscal quarter commencing after the Closing Date.

“Interest Period” shall mean, with respect to any Term Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 10.6 (1) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

“Investment Grade Securities” means (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and (4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“JPMCB” shall mean JPMorgan Chase Bank, a New York banking corporation, and any successor thereto by merger, consolidation or otherwise.

“Judgment Currency” shall have the meaning set forth in Section 14.17.

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 14.17.

“Junior Subordinated Seller Notes” means the Junior Subordinated Seller Notes issued in the initial principal amount of $25,000,000 on December 18, 1997 by Holdings in favor of Zell/Chilmark Fund, L.P, and any additional amount of such notes as are permitted to be issued under the Existing Credit Agreement.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1 as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Term Loan made by any Lender hereunder.

“Management Group” shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary of any of Holdings, the Borrower or any Subsidiaries at such time.

“Management Investors” means the management officers and employees of Holdings and its Subsidiaries who are investors in Holdings on the Closing Date.

“Material Adverse Change” shall mean any change in the business, assets, operations, properties or financial condition of Holdings, the Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect the ability of Holdings, the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings, the Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of Holdings, the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the Term Loan Maturity Date.

“Merger” shall have the meaning provided in the recitals hereto.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of March 3, 2004, by and among Sealy Corporation and SAC (as assignee of the rights and obligations of Posturepedic Acquisition Corp.).

“Minimum Borrowing Amount” shall mean $2,000,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns capital stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale or issuance of Permitted Additional Subordinated Notes, including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, issuance of Permitted Additional Subordinated Notes and the sale or disposition of such Designated Noncash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by Section 10.4(b)(i)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided herein (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (y) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Lenders hereunder and under the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Agreement or the other Credit Documents and (iv) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower that meets the requirements set forth in the Credit Agreement.

“Parent” shall have the meaning provided in the preamble to this Agreement.

“Participant” shall have the meaning provided in Section 14.6(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests becoming (i) a Restricted Subsidiary and (ii) (x) in the case of a Restricted Domestic Subsidiary, a Subsidiary Guarantor or (y) in the case of a Restricted Foreign Subsidiary, a Foreign Subsidiary Guarantor, in each case to the extent required by Section 9.11; and (c) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing.

“Permitted Additional Subordinated Notes” shall mean Subordinated Notes other than Subordinated Notes issued as Permitted Subordinated Note Debt, provided that the aggregate principal amount of Permitted Additional Subordinated Notes outstanding at any time shall not exceed $100,000,000, plus accrued interest thereon as provided in the Subordinated Note Indenture.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 10.4.

“Permitted Debt” shall mean:

(a) Indebtedness arising under the Credit Documents;

(b) Indebtedness of (i) the Borrower to any Subsidiary of the Borrower and (ii) any Subsidiary to the Borrower or any other Restricted Subsidiary of the Borrower;

(c) Indebtedness in respect of any letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d) except as provided in clauses (j) and (k) below, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement, provided that there shall be no Guarantee (a) by a Restricted Foreign Subsidiary of any Indebtedness of the Borrower

and (b) in respect of the Permitted Subordinated Note Debt, unless such Guarantee is made by a Guarantor and such Guarantee is unsecured and subordinated to the Obligations to the same extent as the applicable Permitted Subordinated Note Debt;

(e) Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $25,000,000 at any time outstanding, and (iv) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(g) Indebtedness outstanding on the date hereof and listed on Schedule 10.1 and any refinancing, refunding, renewal or extension thereof, provided that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h) Indebtedness in respect of Hedge Agreements;

(i) Indebtedness in respect of Permitted Subordinated Note Debt;

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition, provided that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary), (y) such Person executes a supplement to the Guarantee to the extent required under Section 9.11, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the Guarantee Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies, and (z) the aggregate amount of such Indebtedness and all Indebtedness incurred under clause (k) below, when taken together, does not exceed $150,000,000 in the aggregate at any time outstanding, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(k) (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition, provided that (x) such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, by the Borrower, (y) such acquired Person executes a supplement to the Guarantee to the extent required under Section 9.11, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the amount of the Guarantee Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (j)(i)(y) above then applies, and (z) the aggregate amount of such Indebtedness and all Indebtedness assumed or permitted to exist under clause (j) above, when taken together, does not exceed $150,000,000 in the aggregate at any time outstanding, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder;

(l) Indebtedness of Restricted Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed the Dollar Equivalents of (i) the greater of (x) $70,000,000 (which amount shall include the aggregate outstanding amount at any time of any Indebtedness of Restricted Foreign Subsidiaries existing at the Closing Date) or (y) the Foreign Borrowing Base Amount in effect at such time minus (ii) the amount, if any, by which the aggregate amount of Indebtedness incurred and outstanding at such time pursuant to clause (n) below exceeds the Dollar Equivalent of $100,000,000;

(m) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n) (i) additional Indebtedness, provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed the sum of (x) $100,000,000 and (y) the amount, if any, by which $70,000,000 exceeds the aggregate amount of Indebtedness then outstanding under clause (l) above, and (ii) any refinancing, refunding, renewal or extension of any

Indebtedness specified in subclause (i) above; provided, further, at no time shall Indebtedness of Restricted Foreign Subsidiaries in an aggregate amount at any time outstanding pursuant to subclause (l) above and this subclause (n)exceed the aggregate amount permitted by subclause (l) above;

(o) Indebtedness in respect of Permitted Additional Subordinated Notes to the extent that the Net Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2; and

(p) Indebtedness incurred under the Credit Facilities up to an aggregate principal amount of $785,000,000 outstanding at any one time;.

(q) the Unpaid Refinancing Amount for a period of up to thirty-five (35) Business Days after the Closing Date.

“Permitted Investments” shall mean:

(a) Investment in the Borrower or any Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person that is engaged in a Similar Business if as a result of such Investment

(1) such Person becomes a Restricted Subsidiary or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Closing Date;

(f) advances to employees not in excess of $10,000,000 outstanding at any one time, in the aggregate;

(g) any Investment acquired by the Borrower or any Restricted Subsidiary

(1) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable or

(2) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Hedging Obligations permitted under Section 10.1;

(i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(j) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $60,000,000 and (y) 6.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(k) Investments the payment for which consists of Equity Interests of the Borrower, or any of its direct or indirect parent entities (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under Section 10.6;

(l) guarantees of Indebtedness permitted under Section 10.1;

(m) any transaction to the extent it constitutes an investment that is permitted and made in accordance with Section 1013(b) of the Subordinated Note Indenture (except transactions described in clauses (2), (6), (7) and (11) thereof);

(n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(o) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $35,000,000 and (y) 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(p) Investments relating to any special purpose wholly-owned subsidiary of the Borrower organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Receivables Facility.

“Permitted Investors” shall have the meaning provided in the preamble hereto.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Holdings, the Borrower and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; (j) leases or subleases granted to others not interfering in any material respect with the business of Holdings, the Borrower and its Subsidiaries, taken as a whole; and (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of any of Holdings, the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the Borrower and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $20,000,000, the Board of Directors of the Borrower (which such determination may take into account any retained interest or other investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of Borrower that (a) is subordinated to the prior payment in full in cash of the Obligations on terms and conditions not materially less favorable to the Lenders than the terms and conditions of the Subordinated Notes pertaining thereto, taken as a whole, (b) will not mature prior to the date that is six (6) months after the Term Loan Maturity Date, (c) has no scheduled amortization or payments of principal prior to the date that is six (6) months after the Term Loan Maturity Date, and (d) has covenant, default and remedy provisions not materially more restrictive, or mandatory prepayment, repurchase, defeasance or redemption provisions no more onerous or expansive in scope, than those contained in the Subordinated Notes Indenture, taken as a whole; provided any such Indebtedness shall constitute Permitted Subordinated Indebtedness only if both immediately before and immediately after giving effect to the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing.

“Permitted Subordinated Note Debt” shall mean the Subordinated Notes, provided that the aggregate principal amount of such Subordinated Notes outstanding at any time shall not exceed $390,000,000.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors).

“Pro Forma Adjustment” shall mean, for any test period that includes any of the six fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries, provided that so long as such net cost savings or additional net costs will be realizable at any time during such six-quarter period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during the entire such period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

“Qualified PIK Securities” shall mean (1) any preferred capital stock or preferred equity interest of Parent (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof on or prior to the Term Loan Maturity Date and (b) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified PIK Securities or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the first anniversary of the Term Loan Maturity Date and (ii) provide holders thereunder with any rights upon the occurrence of a “change of control” event prior to the repayment of the Obligations under the Credit Documents and (2) any Indebtedness of Parent which has payments terms at least as favorable to the Borrower and Lenders as described in clause (1)(a) above and is subordinated and has other terms, other than with respect to interest rates, at least as favorable to the Borrower and Lenders as the Subordinated Notes.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

“Real Estate” shall have the meaning given to that term in Section 9.1(f).

“Recapitalization” shall mean the consummation of the Merger and the Refinancing.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries pursuant to which the Borrower and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Reference Lender” shall mean JPMCB.

“Refinancing” shall mean the repayment by the Borrower of (a) all obligations under the Existing Credit Agreement, (b) all the Borrower’s senior subordinated notes due 2007 issued pursuant to the Existing Indenture and all other obligations under the Existing Indenture, except for the Unpaid Refinancing Amount, (c) all obligations under the Junior Subordinated Seller Notes and (d) all obligations under the Existing Canadian Credit Agreement.

“Register” shall have the meaning provided in Section 14.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Commitment that relates to Term Loan Commitments at such date and (b) the outstanding principal amount of the Term Loans (excluding the Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Domestic Subsidiary” shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SAC” shall have the meaning provided in the recitals hereto.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(e).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Leverage Ratio” means shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt which constitutes Senior Indebtedness as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Senior Indebtedness” means: (a) all Indebtedness of the Borrower or any Guarantor outstanding under the Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Borrower or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings); (b) all Hedging Obligations (and guarantees thereof) permitted to be incurred hereunder; (c) any other Indebtedness of the Borrower or any Guarantor permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Term Loans or any Guarantee and (d) all obligations with respect to the items listed in the preceding clauses (a), (b) and (c).

“Senior Secured Credit Facility” shall mean the senior secured Credit Agreement, dated as of the Closing Date, among the Company, Holdings, Sealy Canada, Ltd., J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner and syndication agent, JPMCB, as administrative agent and the other agents and the lenders party thereto as it may be amended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Senior Subordinated Indebtedness” means (a) with respect to the Borrower, Indebtedness which ranks equal in right of payment to the Subordinated Notes, and (b) with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the guarantee of such Guarantor under the Subordinated Notes Indenture.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the date of this Agreement or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” means, with respect to the Borrower, that as of the Closing Date, both (i) (a) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (b) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“Specified Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 15% of the consolidated total assets of the Borrower and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP.

“Statutory Reserve Rate” shall mean for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means (a) respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Subordinated Notes, and (b) respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the guarantee of such Guarantor under the Subordinated Notes Indenture.

“Subordinated Note Indenture” shall mean the Indenture dated as of the Closing Date, among the Borrower, the guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Subordinated Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

“Subordinated Notes” shall mean (a) the Subordinated Notes defined in the Recitals hereof and (b) any replacement or refinancing thereof having terms no more adverse to the interests of the Lenders than the terms thereof, provided that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the Borrower to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Syndication Agent” shall mean JPMCB, together with its affiliates, as the syndication agent for the Lenders under this Agreement and the other Credit Documents.

“Term Loan” shall have the meaning provided in Section 2.1.

“Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $100,000,000.

“Term Loan Maturity Date” shall mean the date that is nine years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended; provided, however, that for any period ending prior to one year after the end of the first fiscal quarter ending after the Closing Date, pro forma adjustments shall be made with respect to the relevant determination in accordance with Schedule 1.1(d).

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower.

“Total Commitment” shall mean the sum of the Term Loan Commitments of all the Lenders.

“Total Credit Exposure” shall mean, at any date, the Total Commitment at such date and the outstanding principal amount of all Term Loans at such date.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Recapitalization, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 14.6(e).

“Type” shall mean, as to any Term Loan, its nature as an ABR Loan or a Eurodollar Term Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“Unpaid Refinancing Amount” shall mean any amounts of the Borrower’s senior subordinated notes issued pursuant to the Existing Indenture not tendered as of the Closing Date.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated), provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (b) such designation complies with Section 10.6 and (c) each of the Subsidiary to be so designated and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either (1) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first sentence of Section 10.1 or (2) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“US Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than an Unrestricted Subsidiary) on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.2. Exchange Rates. (a) For purposes of determining compliance under Sections 10.1 (to the extent calculating Senior Leverage Ratio and Fixed Charge Coverage Ratio), 10.4 and 10.6 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Exchange Rate for a Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with other provisions of Section 10.1 and with Section 10.2, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of incurrence thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence.

SECTION 2. Amount and Terms of Credit

2.1. Commitments. Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a loan or loans (each a “Term Loan”) to the Borrower in Dollars, which Term Loans shall not exceed for any such Lender the Term Loan Commitment of such Lender; and

Such Term Loans (i) shall be made on the Closing Date, (ii) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans, provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed for any such Lender the Term Loan Commitment, of such Lender and (v) shall not exceed in the aggregate the total of all Term Loan Commitments. On the Term Loan Maturity Date, all Term Loans shall be repaid in full.

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a multiple of $1,000,000 and shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 20 Borrowings of Eurodollar Loans under this Agreement.

2.3. Notice of Borrowing. (a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if all or any of such Term Loans are to be initially Eurodollar Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the date of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Term Loans and, if the Term Loans are to include Eurodollar Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4. Disbursement of Funds. (a) On the date specified in the Notice of Borrowing (which shall be the Closing Date), each Lender will make available its pro rata portion, if any, of the Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in Dollars, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to the Borrower’s account at the Administrative Agent’s Office the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Term Loan Maturity Date, the then-unpaid Term Loans, in Dollars.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6. Conversions and Continuations. (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans made to such Borrower of one Type into a Borrowing or Borrowings of another Type in the same currency and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Term Loans as Eurodollar Term Loans for an additional Interest Period, provided that (i) no partial conversion of Eurodollar Term Loans shall reduce the outstanding principal amount of Eurodollar Term Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Term Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued Eurodollar Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Term Loans to be so converted or continued, the Type of Term Loans to be converted or continued into and, if such Term Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period.

2.7. Pro Rata Borrowings. Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8. Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall be (i) at any time the Term Loan has been assigned and maintains a credit rating by Moody’s and S&P of at least B2 and B, respectively, in each case with a “stable” outlook, 3.25% plus the ABR in effect from time to time and (ii) at all other times, 3.50% plus the ABR in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall be (i) at any time the Term Loan has been assigned and maintains a credit rating by Moody’s and S&P of at least B2 and B, respectively, in each case with a “stable” outlook, 4.25% plus the relevant Eurodollar Rate and (ii) at all other times, 4.50% plus the relevant Eurodollar Rate.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (ii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three, or six month period, provided that the initial Interest Period may be for a period less than one month if agreed upon by the Borrower and the Agents. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period relating to a Borrowing of Eurodollar Credit Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10. Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Term Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Term Loans that have not yet been incurred shall be deemed rescinded by the Borrower (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Term Loan into an ABR, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11. Compensation. If (a) any payment of principal of any Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any

ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

SECTION 3. [Reserved]

SECTION 4. Commitments

4.1. Mandatory Termination of Commitments. The Total Commitments shall terminate at 5:00 p.m. (New York time) on the Closing Date.

SECTION 5. Payments

5.1. Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 10:00 a.m. (New York time) one Business Day prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any Borrowing of Term Loans shall be in a multiple of f $100,000 and in an aggregate principal amount of at least $1,000,000, provided that no partial prepayment of Eurodollar Term Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans; and (c) any prepayment of Eurodollar Term Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower, as the case may be, with the applicable provisions of Section 2.11. To the extent Borrower makes a voluntary prepayment of any Term Loans within three (3) years after the Closing Date, such prepayment shall be made with a premium such that the aggregate amount of such voluntary prepayment shall be in an amount equal to (1) 103% of the principal amount prepaid if such voluntary prepayment is made within one (1) year after the Closing Date, (2) 102% of the principal amount prepaid if such voluntary prepayment is made within two (2) years after the Closing Date, and (3) 101% of the principal amount prepaid if such voluntary prepayment is made within three (3) years after the Closing Date. The prepayment of any Term Loans after the third anniversary of the Closing Date pursuant to this Section 2.12 shall be made without premium or penalty. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan of a Defaulting Lender.

5.2. Mandatory Prepayments (a) Application to Type of Term Loans. With respect to each prepayment of Term Loans required by Section 10.4, the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) Eurodollar Term Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Term Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; and (ii) Eurodollar Term Loans made pursuant to a single Borrowing shall reduce the outstanding Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans such Borrowing shall immediately be converted into ABR Loans . In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(b) Eurodollar Interest Periods. In lieu of making any payment pursuant to Section 10.4 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(c) Foreign Asset Sales. Notwithstanding any other provisions of Section 10.4, (i) to the extent that any of or all the Excess Proceeds of any asset sale by a Restricted Foreign Subsidiary (a “Foreign Asset Sale”) are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Excess Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Excess Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Excess Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Excess Proceeds of any Foreign Asset Sale would have a material adverse tax cost consequence with respect to such Excess Proceeds, the Excess Proceeds so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Excess Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Excess Proceeds to such reinvestments or prepayments as if such Excess Proceeds had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Excess Proceeds had been repatriated (or, if less, the Excess Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Excess Proceeds are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3. Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in the case of amounts payable in Dollars, in immediately available funds at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All payments under each Credit Document (whether of principal, interest or otherwise) shall be made (i) in the case of the principal of and interest on each Loan, in the currency in which such Loan is denominated or (ii) in the case of any indemnification or expense reimbursement payment, in Dollars, except as otherwise expressly provided herein. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4. Net Payments. (a) Subject to the following sentence, all payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the Borrower shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Lender”) if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4. Whenever any Non-Excluded Taxes are payable by the Borrower as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Non-U.S. Lender shall:

(i) deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(c) The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Participant that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Participant”), on the date such Non-U.S. Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

(d) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with such Borrower in challenging such taxes at Borrower’s expense if so requested by Borrower. If any Lender or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by such Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse Borrower for such amount (together with any interest received thereon) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. A Lender or Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

(e) Each Lender represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the Borrower has consented to such arrangement prior thereto.

5.5. Computations of Interest and Fees. (a) Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6. Limit on Rate of Interest. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

5.7. Change of Control Offer.

(a) Upon a Change of Control, each Lender shall have the right to require that the Borrower offer to prepay all or any portion of the Term Loans of each Lender pursuant to an Assignment and Acceptance Agreement, at a prepayment price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 5.7(b); provided that, with respect to such prepayments, Borrower shall simultaneously provide a copy of such Assignment and Acceptance Agreement and any other agreements between Borrower and each Lender with respect to such prepayment to Administrative Agent. In the event that at the time of such Change of Control the terms of the Senior Secured Credit Facility restrict or prohibit the prepayment of Loans pursuant to this Section 5.7, then prior to complying with the provisions of this Section 5.7 but in any event within 30 days following the date the Borrower obtains actual knowledge of any Change of Control, the Borrower shall (i) repay in full all Indebtedness under the Senior Secured Credit Facility or (ii) obtain the requisite consent under the Senior Secured Credit Facility to permit the prepayment of the Loans as provided for in Section 5.7(b).

(b) Within 30 days following the date the Borrower obtains actual knowledge of any Change of Control, the Borrower shall mail a notice to Administrative Agent and all Lenders (the “Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that each Lender has the right to require the Borrower to purchase all or a portion of such Lender’s outstanding Loans at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Lenders of record on the relevant record date to receive interest on the relevant interest payment date);

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iv) the instructions determined by the Borrower (which shall be reasonably acceptable to Administrative Agent), consistent with this Section 5.7, that a Lender must follow in order to have its outstanding Loans purchased.

(c) With respect to all offers to prepay made by Borrower pursuant to this Section 5.7, (i) Borrower shall pay all accrued and unpaid interest, if any, on the prepaid Term Loans to the date of prepayment of such Term Loans together with all amounts due under Section 2.11, (ii) Lenders shall be entitled to withdraw their election if the

Borrower receives not later than two Business Days prior to the prepayment date a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the outstanding Loan which was elected for prepayment by the Lender and a statement that such Lender is withdrawing his election to have such Loan prepaid and (iii) such prepayments shall not be deemed to be voluntary prepayments pursuant to Section 5.1.

(d) Following prepayment by Borrower pursuant to this Section 5.7, the Term Loans so prepaid shall be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (iii) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.

(e) Notwithstanding the foregoing provisions of this Section, the Borrower shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 5.7(b) applicable to a Change of Control Offer made by the Borrower and purchases all outstanding Loans validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding any of the provisions set forth in this Agreement to the contrary, Borrower, the Lenders and Agents hereby agree that nothing in this Agreement shall be understood to mean or suggest that the Term Loans constitute “securities” for purposes of either the Securities Act or the Exchange Act.

SECTION 6. Conditions Precedent to Initial Borrowing

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

6.1. Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of each of the Holdings, the Borrower and each Lender; and

(b) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor.

6.2. [Reserved].

6.3. Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, substantially in the form of Exhibit B-1 and (b) Kenneth L. Walker, General Counsel to the Borrower, substantially in the form of Exhibit B-2. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4. No Default. After giving effect to the Borrowings on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default has occurred and is continuing.

6.5. Subordinated Notes; Senior Secured Credit Facility. (a) The Borrower shall have received gross proceeds of not less than $390,000,000 from the issuance of Subordinated Notes under the Subordinated Note Indenture in a public offering or in a Rule 144A or other private placement. The terms and conditions of the Subordinated Notes (including, but not limited to, subordination, maturity, covenants, events of default, remedies, redemption and prepayment events) shall be reasonably satisfactory to the Agents.

(b) The Borrower shall have received gross proceeds of not less than $560,000,000 in term loans under the Senior Secured Credit Facility. The terms and conditions of the Senior Secured Credit Facility shall be reasonably satisfactory to the Agents.

6.6. Equity Proceeds. The Equity Proceeds shall have been irrevocably committed to the payment of a portion of the Recapitalization.

6.7. Closing Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.8 and 6.9.

6.8. Corporate Proceedings of Each Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.9. Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party.

6.10. Fees. (a) The Lenders shall have received the fees in the amounts previously agreed in writing by the Agents and such Lenders to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid.

6.11. Representations and Warranties. On the Closing Date, the representations and warranties made by each of Holdings and the Borrower in Section 8, as they relate to the Credit Parties at such time, shall be true and correct in all material respects.

6.12. Related Agreements. Administrative Agent shall have received a fully executed or conformed copy of the Merger Agreement which shall be in full force and effect and in form and substance reasonably satisfactory to the Agents.

6.13. Solvency Certificate. On the Closing Date, Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Recapitalization, the Borrower taken as a whole with its Subsidiaries are Solvent.

6.14. Governmental Authorizations and Consents. Each Credit Party shall have obtained all approval and authorizations of Governmental Authorities and all consents of other Persons, in each case that are necessary in connection with the Recapitalization and the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Recapitalization and the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

6.15. Financial Statements. Lenders shall have received from Holdings (i) the Historical Financial Statements and (ii) pro forma consolidated and consolidating balance sheets of Parent and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Recapitalization, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and shall demonstrate that the Consolidated Total Debt to Consolidated EBITDA Ratio for the latest twelve month period ending February 29, 2004, after giving effect to the Recapitalization, shall not be greater than 6.54:1.00.

6.16. Recapitalization. Concurrently with the initial Credit Event made hereunder, the Recapitalization shall have been consummated on terms and conditions reasonably satisfactory to the Agents and all commitments to lend under each of the Existing Credit Agreement and Existing Canadian Credit Agreement shall have been terminated and all liens in respect of amounts due under each of the Existing Credit Agreement and Existing Canadian Credit Agreement shall have been released or arrangements for such release satisfactory to the Administrative Agent shall have been made.

SECTION 7. Additional Conditions Precedent to Credit Events

The agreement of each Lender to make any Loan requested to be made by it on the Closing Date is subject to the satisfaction of the following conditions precedent:

7.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2. Notice of Borrowing. Prior to the making of the Term Loans, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3. The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 8. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans as provided for herein, Holdings and the Borrower make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1. Corporate Status. Holdings, the Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Recapitalization and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Subordinated Note Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which Holdings, the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of Holdings, the Borrower or any of the Restricted Subsidiaries.

8.4. Litigation. There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings or the Borrower, threatened with respect to Holdings, the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except any of the foregoing the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7. Investment Company Act. Neither Holdings nor the Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure. (a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by any of Holdings, the Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9. Financial Condition; Financial Statements. The (a) unaudited historical consolidated financial information of the Parent as set forth in the Confidential Information Memorandum, and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. There has been no Material Adverse Change since November 30, 2003, other than solely as a result of changes in general economic conditions.

8.10. Tax Returns and Payments. Each of Holdings, the Borrower and the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith. Each of Holdings, the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

8.11. Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of Holdings, the

Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any of Holdings, the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has Holdings, the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(i), other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

8.12. Subsidiaries. On the Closing Date, Holdings does not have any Subsidiaries other than the Borrower and its Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. To the knowledge of the Borrower, after due enquiry, each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13. Patents, etc. Holdings, the Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14. Environmental Laws. (a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of Holdings, the Borrower and each of the Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which Holdings, the Borrower and each of the Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws); (ii) each of Holdings and the Borrower will comply and cause each of the Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and (iii) none of Holdings, the Borrower and each of the Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b) None of Holdings, the Borrower or any of the Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15. Properties. Each of Holdings, the Borrower and each of the Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

SECTION 9. Affirmative Covenants

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Loans, together with interest, and all other Obligations incurred hereunder, are paid in full:

9.1. Information Covenants. Holdings or the Borrower will furnish to each Lender and the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of (i) Holdings, the Borrower and the Restricted Subsidiaries and (ii) Holdings and its Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Holdings, the Borrower or any of the Material Subsidiaries as a going concern. The requirements of this Section 9.1(a) shall be satisfied by delivery of financial statements of Parent and its Subsidiaries which otherwise meet the requirements hereof and are accompanied by reconciliations for any difference between what is delivered hereunder and what would have been delivered by Holdings and its Subsidiaries pursuit to this Section 9.1(a).

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of Holdings (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) Holdings, the Borrower and the Restricted Subsidiaries and (ii) Holdings and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments. The requirements of this Section 9.1(b) shall be satisfied by delivery of financial statements of Parent and its Subsidiaries which otherwise meet the requirements hereof and are accompanied by reconciliations for any difference between what is delivered hereunder and what would have been delivered by Holdings and its Subsidiaries pursuit to this Section 9.1(b).

(c) Budgets. Within 60 days after the commencement of each fiscal year of Holdings and the Borrower, budgets of Holdings and the Borrower in reasonable detail for the fiscal year as customarily prepared by management of Holdings and the Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, and (ii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor.

(e) Notice of Default or Litigation. Promptly after an Authorized Officer of any of Holdings, the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action any of Holdings or the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against any of Holdings, the Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f) Environmental Matters. Holdings and the Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) Any pending or threatened Environmental Claim against any of Holdings, the Borrower or any of the Subsidiaries or any Real Estate;

(ii) Any condition or occurrence on any Real Estate that (x) results in noncompliance by any of Holdings, the Borrower or any of the Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any of Holdings, the Borrower or any of the Subsidiaries or any Real Estate;

(iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by any of Holdings, the Borrower or any of the Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by any of Holdings, the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Borrower and/or any of the Subsidiaries (including any Subordinated Notes (whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h) Pro Forma Adjustment Certificate. Not later than the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment or not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

9.2. Books, Records and Inspections. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets Holdings, the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account Holdings, the Borrower and any such Subsidiary and discuss the affairs, finances and accounts Holdings, the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

9.3. Maintenance of Insurance. Each of Holdings and the Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4. Payment of Taxes. Each of Holdings and the Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither Holdings, the Borrower nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

9.5. Consolidated Corporate Franchises. Each of Holdings and the Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3 or 10.4.

9.6. Compliance with Statutes, Obligations, etc. Each of Holdings and the Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7. ERISA. Promptly after Holdings, the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, Holdings or the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that Holdings, the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified Holdings, the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8. Good Repair. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9. Transactions with Affiliates. Each of Holdings and the Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to KKR and/or its Affiliates for management, consulting and financial services rendered to Holdings, the Borrower and the Subsidiaries and customary investment banking fees paid to KKR and its Affiliates for services rendered to Holdings, the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) customary fees paid to members of the Board of Directors Holdings, the Borrower and the Subsidiaries and (c) transactions permitted by Section 10.6.

9.10. End of Fiscal Years; Fiscal Quarters. Holdings and the Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and Holdings and the Borrower’s past practice; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case Holdings and the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11. Additional Guarantors . (a) Except as provided in clauses (j) or (k) of the definition of “Permitted Debt”, each of Holdings and the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Unrestricted Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition), (ii) any Subsidiary (other than any Unrestricted Subsidiary) that is not a Domestic Subsidiary on the date hereof but subsequently becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary) and (iii) any inactive Subsidiary listed on Schedule 1.1(e) (unless such Subsidiary is designated an Unrestricted Subsidiary in accordance with terms of this Agreement) which acquires any material assets or is otherwise no longer deemed inactive, in each case to execute a supplement to the Guarantee, substantially in the form of Annex B to the agreement in order to become a Guarantor under the Guarantee.

(b) Except as provided in clauses (j) or (k) of the definition of “Permitted Debt”, each of Holdings and the Borrower will cause each Foreign Subsidiary that is a Restricted Foreign Subsidiary, or that is required to become a Restricted Foreign Subsidiary for an investment to constitute a Permitted Acquisition, in each case that makes an investment constituting a Permitted Acquisition permitted under the terms of this Agreement to enter into guarantee arrangements in relation to the Obligations of the Borrower, in a form and to an extent agreed between the Borrower and the Administrative Agent, but to be substantially consistent with the scope of the guarantee arrangements entered into pursuant to the Guarantees, provided that no such Restricted Foreign Subsidiary shall be required to enter into such arrangements to the extent that such arrangements would (i) be prohibited by the law of the jurisdiction of incorporation or formation of such Restricted Subsidiary or of the entity whose capital stock is acquired or (ii) have material adverse tax consequences for any of Holdings, the Borrower or any of the Restricted Subsidiaries.

9.12. Reserved.

9.13. Use of Proceeds. The Borrower the proceeds of all Loans for the purposes set forth in the introductory statement to this Agreement.

9.14. Changes in Business. Holdings, the Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by Holdings, the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

9.15. Post-Closing Refinancing. Within thirty-five (35) Business Days of the Closing Date, the Company shall repay in full the Unpaid Refinancing Amount.

9.16. Designated Senior Indebtedness. Upon the termination of the Senior Secured Credit Agreement, and for so long as no other Credit Facilities are in effect, the designation of the Obligations as “Designated Senior Indebtedness” (or any comparable term) under and as defined in the Subordinated Note Indenture or any other applicable documentation governing Subordinated Indebtedness shall immediately become effective.

SECTION 10. Negative Covenants

Each of Holdings and the Borrower hereby covenant and agree that on the Closing Date and thereafter, until the Loans, together with interest, and all other Obligations incurred hereunder, are paid in full:

10.1. Limitation on Indebtedness. (A) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock, except:

(a) Borrower and its Restricted Subsidiaries may incur Senior Indebtedness if the (x) Senior Leverage Ratio for the Borrower’s most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Senior Indebtedness is incurred would have been less than 4.50 to 1.00 and (y) the Fixed Charge Coverage Ratio for Borrower’s most recently ended four full fiscal quarters for which internal consolidated financial statements are available immediately preceding the date on which such additional Senior Indebtedness is incurred would have been at least 2.00:1.00, in each case on a pro forma basis after giving effect to such Indebtedness and the application of the proceeds thereof;

(b) Borrower and its Restricted Subsidiaries may incur Permitted Subordinated Indebtedness or issue Disqualified Stock and any Restricted Subsidiary may issue preferred stock, if the Fixed Charge Coverage Ratio for Borrower’s most recently ended four full fiscal quarters for which internal consolidated financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00:1.00, determined on a pro forma basis after giving effect to such Indebtedness or the preferred stock or Disqualified Stock and the application of the proceeds thereof; and

(c) Holdings, Borrower and its Restricted Subsidiaries may incur Permitted Debt.

For purposes of determining compliance with this Section 10.1, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt, or is entitled to be incurred pursuant to clause (a) or (b) of this Section 10.1, Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, and from time to time may reclassify, in any manner that complies with this Section 10.1 at such time. Indebtedness under the Senior Secured Credit Agreement and Subordinated Notes on the Closing Date shall be deemed to have been incurred on the Closing Date in reliance on the definition of Permitted Debt.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest and dividends on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment or accrual of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 10.1.

(B) Neither Parent nor Holdings will create, incur, assume or suffer to exist any Indebtedness except (1) with respect to Parent, Qualified PIK Securities and (2) the guarantee obligations of Parent and Holdings of the Senior Unsecured Term Loans under the Senior Unsecured Term Loan Agreement and the Subordinated Notes under the Subordinated Note Indenture (provided that Holdings shall not guarantee the Subordinated Notes unless (i) Holdings also has guaranteed the Obligations pursuant to the Guarantee, (ii) such guarantee of the Subordinated Notes is unsecured and subordinated to such guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Subordinated Notes and (iii) such guarantee of the Subordinated Notes provides for the release and termination thereof, without action by any party, upon any release and termination of such guarantee of the Obligations).

(C) Neither of Parent, Holdings nor the Borrower will, nor will they permit any Subsidiary to, issue any preferred stock or other preferred equity interests, other than, in the case of Parent, Qualified PIK Securities.

10.2. Limitation on Liens. (A) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any

Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under Senior Indebtedness;

(b) Permitted Liens;

(c) Liens securing Indebtedness permitted pursuant to clause (f) of the definition of Permitted Debt, provided that such Liens attach at all times only to the assets so financed, and Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to clause (f) of the definition of Permitted Debt;

(d) Liens existing on the date hereof and listed on Schedule 10.2;

(e) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clauses (f) and (g) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by clause (j) of the definition of “Permitted Debt”, provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g) (i) Liens placed upon the capital stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to clause (k) of the definition of “Permitted Debt” in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary or any such Indebtedness of the Borrower or any other Restricted Subsidiary; and

(h) additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $25,000,000 at any time outstanding.

(B) Neither Parent nor Holdings will create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except liens of the nature set forth in clauses (a), (c) and (h) of the definition of the term “Permitted Liens”.

10.3. Limitation on Fundamental Changes. (A) Except as expressly permitted by Section 10.4, each of Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or the Guarantee Agreement comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b) [Reserved];

(c) any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) in the case of any merger or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee Agreement in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation and (iv) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate stating that such merger or consolidation and such supplements to any Guarantee Agreement comply with this Agreement;

(d) any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor, a Foreign Subsidiary Guarantor or any other Restricted Subsidiary of the Borrower;

(e) any Guarantor or any Foreign Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor or Foreign Subsidiary Guarantor; and

(f) any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

(B) Holdings will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and Borrower, (d) the performance of the Credit Documents to which it is a party, (e) making any Dividend permitted by Section 10.6 or holding any cash received in connection with Dividends made by the Borrower in accordance with Section 10.6 pending application thereof by Holdings in the manner contemplated by Section 10.6 and (f) activities incidental to the businesses or activities described in clauses (a) to (e) of this Section 10.3(B). Holdings will not own or acquire any assets (other than shares of capital stock of the Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Credit Documents, liabilities under its guarantee of the Subordinated Notes and liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

(C) Parent will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of Holdings, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and Borrower, (d) the performance of the Credit Documents to which it is a party, (e) holding any cash received in connection with Dividends made by Holdings in accordance with Section 10.6 pending application thereof by Parent in the manner contemplated by Section 10.6, (f) activities related to Qualified PIK Securities and other permitted Capital Stock and (g) activities incidental to the businesses or activities described in clauses (a) to (e) of this Section 10.3(C). Parent will not own or acquire any assets (other than shares of capital stock of Holdings, cash and Permitted Investments) or incur any liabilities (other than those liabilities permitted by Section 10.1(B) or liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

10.4. Limitation on Sale of Assets.

(a) Borrower will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

(A) any liabilities (as shown on the Borrower’s, or such Restricted Subsidiary’s, most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Subordinated Notes, that are assumed by the transferee of any such assets and for which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing,

(B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(C) any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $100,000,000 and (y) 10.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 365 days after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(i) to permanently reduce (x) obligations under the Senior Secured Credit Facility, and to correspondingly reduce commitments with respect thereto, (y) obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or Senior Subordinated Indebtedness provided that if the Borrower shall so reduce obligations under Senior Subordinated Indebtedness, it will equally and ratably reduce the Term Loans, or (z) Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to the Borrower or another Restricted Subsidiary,

(ii) to an investment in (x) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (y) capital expenditures or (z) acquisitions of other assets, in each of (x), (y) and (z), used or useful in a Similar Business, and/or

(iii) to an investment in (x) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (y) properties or (z) other assets that, in each of (x), (y) and (z) replace the businesses, properties and assets that are the subject of such Asset Sale.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in clause (b) above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15,000,000, the Borrower shall make an offer to all Lenders, and, if required by the terms of any Indebtedness that is pari passu with the Term Loans (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness, (an “Asset Sale Offer”), to prepay the maximum principal amount of Term Loans and purchase or prepay such Pari Passu Indebtedness, that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds (inclusive of the first $15,000,000 of such Excess Proceeds) at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Subordinated Note Indenture. The Borrower will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $15,000,000 by mailing the notice to the Administrative Agent and all Lenders. To the extent that the aggregate amount of Term Loans and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained herein. If the aggregate principal amount of Term Loans or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Administrative Agent shall select the Term Loans and such Pari Passu Indebtedness to be prepaid or purchased on a pro rata basis based on the accreted value or principal amount of the Term Loans or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) Pending the final application of any Net Proceeds pursuant to this covenant, the Borrower or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the terms of this Agreement.

10.5. Reserved.

10.6. Limitation on Restricted Payments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

(x) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or

(y) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Notes or Subordinated Indebtedness, other than

(x) Indebtedness permitted under Section 10.1 pursuant to clause (b) of the definition of “Permitted Debt;” or

(y) the purchase, repurchase or other acquisition of Subordinated Notes or Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of Section 10.1(A)(b); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (5), (6)(A) and (C) and (9) of clause (b) of this Section, but excluding all other Restricted Payments permitted by clause (b) of this Section), is less than the sum of

(1) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date, to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to Section 1011(b)(13) of the Subordinated Note Indenture from the issue or sale of

(x) Equity Interests of the Borrower, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received from the sale of

(A) Equity Interests to members of management, directors or consultants of the Borrower, any direct or indirect parent entity of the Borrower and the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (b)(4) of this Section and

(B) Designated Preferred Stock

and to the extent actually contributed to the Borrower, Equity Interests of the Borrower’s direct or indirect parent entities (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations) or

(y) debt securities of the Borrower that have been converted into such Equity Interests of the Borrower;

provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

(3) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to Section 10.1) (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

(4) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received by means of

(A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Borrower and its Restricted Subsidiaries; or

(B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (b)(10) of this Section or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25,000,000, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a

Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

(b) The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”), Subordinated Notes or Subordinated Indebtedness of the Borrower, or any Equity Interests of any direct or indirect parent entity of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent entity of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Notes or Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower which is incurred in compliance with Section 10.1 so long as:

(A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Notes or Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Notes or Subordinated Indebtedness being so redeemed, repurchased, acquired or retired,

(B) such Indebtedness is subordinated to Senior Indebtedness at least to the same extent as such Subordinated Notes or Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Notes or Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, and

(D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Notes or Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Borrower or any of its direct or indirect parent entities held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20,000,000 in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower’s direct or indirect parent entities, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of sub-clause (C) of clause (a) of this Section, plus

(B) the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower, any of its direct or indirect parent entities or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent entities will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any other Restricted Subsidiary issued in accordance with Section 10.1 to the extent such dividends are included in the definition of Fixed Charges;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date;

(B) the declaration and payment of dividends to a direct or indirect parent entity of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent entity issued after the Closing Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2); provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $25,000,000 at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the payment of dividends on the Borrower’s Capital Stock, following the first public offering of the Borrower’s Capital Stock or the Capital Stock of any of its direct or indirect parent entities after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in such public offering, other than public offerings with respect to the Borrower’s Capital Stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Investments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount not to exceed $30,000,000;

(12) the declaration and payment of dividends by the Borrower to, or the making of loans to, the Parent or Holdings in amounts required for either of their respective direct or indirect parent entities to pay

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

(B) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent entity of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, and

(D) general corporate overhead expenses of any direct or indirect parent entity of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(13) distributions or payments of Receivables Fees;

(14) cash dividends or other distributions on the Borrower’s or any Restricted Subsidiary’s Capital Stock used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 9.9; and

(15) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Notes or Subordinated Indebtedness pursuant to the provisions similar to those described in Section 10.4 or 5.7; provided that all Term Loans tendered by Lenders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the time of the Borrowing, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries. Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of clause (b) of this Section, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

10.7. Limitations on Debt Payments and Amendments; Unpaid Refinancing Amount. (a) Except as otherwise permitted under Section 10.6, the Borrower will not prepay, repurchase or redeem or otherwise defease any Subordinated Notes (it being understood that any payment of principal prior to April 6, 2014 shall be deemed a prepayment for purposes of this Section 10.7).

(b) The Borrower will not waive, amend, modify, terminate or release the Subordinated Note Indenture to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

(c) The Borrower may make payments to the extent necessary to pay the Unpaid Refinancing Amount, if any, provided such payment is made within thirty-five (35) Business Days of the Closing Date.

10.8. Limitations on Sale Leasebacks. Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

SECTION 11. Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1. Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or of any other amounts owing hereunder or under any other Credit Document; or

11.2. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in the Guarantee Agreement or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3. Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement, or the Guarantee Agreement and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4. Default Under Other Agreements. (a) a default by Holdings, Borrower or any of its Restricted Subsidiaries with respect any Indebtedness (other than the Obligations) any other event shall occur or condition exist if that default (i) is caused by a failure to pay principal of such Indebtedness at its final stated maturity within any applicable grace period provided in such Indebtedness (a “Payment Default”); or (ii) causes, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements) which causes any such Indebtedness to become due prior to its stated maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any such Indebtedness which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20,000,000 or more or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof.; or

11.5. Bankruptcy, etc. Holdings, the Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against any of Holdings, the Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against any of Holdings, the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code) receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of any of Holdings, the Borrower or any Specified Subsidiary; or any of Holdings, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any of Holdings, the Borrower or any Specified Subsidiary; or there is commenced against any of Holdings, the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any of Holdings, the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or any of Holdings, the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any of Holdings, the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any of Holdings, the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); any of Holdings, the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7. Guarantee. The Guarantees or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8. Subordination. The Obligations of the Borrower or the obligations of Holdings or any Subsidiaries pursuant to the Guarantee, shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing the Subordinated Notes or any other permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

11.9. Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $20,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified below shall occur automatically without the giving of any such notice): declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 12. The Administrative Agent

12.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. The Syndication Agent, in its respective capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

12.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8. Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9. Successor Agent. Prior to the first anniversary of the Closing Date JPMCB may resign as Administrative Agent and appoint a successor agent for the Lenders with immediate effect unless Required Lenders shall vote to remove such successor Administrative Agent prior to the first anniversary of the Closing Date. In all other cases, the Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

12.10. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

SECTION 13. Reserved.

SECTION 14. Miscellaneous.

14.1. Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 14.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the terms “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) release any of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee Agreement) without the prior written consent of each Lender, or (v) decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Term Loans without the written consent of the Required Lenders or (vi) amend, modify or waive the premium payment requirements under Sections 5.1 or 5.7, in each case without the written consent of each Lender directly and adversely affected thereby. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

14.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on Schedule 1.1(c) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Sealy Mattress Company
One Office Parkway
Trinity, NC 27370
Attention: Kenneth L. Walker
Fax: +-336-861-3786

with a copy to:

Kohlberg Kravis Roberts & Co., L.P.
9 West 57th Street
Suite 4200
New York, NY 10019
Attention: Brian Carroll
Fax: 212-750-0003

The Administrative Agent:	JPMorgan Chase Bank
Agent Bank Services Group
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention: Teri Smith
Fax: (713) 750-2932

with a copy to:

JPMorgan Chase Bank
270 Park Avenue, 4th Floor
New York, New York 10017
Attention: Pam Lambiase
Fax: (212) 270-0998

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.

14.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.

14.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments made to a single assignee by Affiliate Lenders shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent.

For the purpose of this Section 14.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 14.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.4(b) as though it were a Lender.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit E evidencing the Term Loans owing to such Lender.

(e) Subject to Section 14.16, the Borrower authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

14.7. Replacements of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

14.8. Adjustments; Set-off. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

14.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

14.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13. Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.

14.14. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

14.15. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16. Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advises of and agrees to be bound by the provisions of this Section 14.16.

Notwithstanding anything express or implied to the contrary herein or by the documents referred to or incorporated by reference herein, or any other prior or future oral or written statements by any parties hereto with respect to the transactions contemplated herein or by the other Credit Documents, and whether or not any of them are legally binding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the tax structure or tax treatment of such transactions, and each recipient (and its employees, representatives, or other agents) may immediately disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax structure and such recipient’s U.S. Federal income tax treatment of such transactions and any opinions or other tax analyses that have been provided by the parties hereto (or any agent thereof) to the recipient regarding such tax structure or tax treatment. However, no such recipient shall disclose any information relating to such tax structure or tax treatment to the extent that non-disclosure is reasonably necessary to comply with applicable securities law. This paragraph is intended to cause the transactions contemplated by this Agreement not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

14.17. Judgment Currency. (a) The obligations of the Borrower hereunder and under the other Loan Documents to make payments in Dollars (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

14.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SEALY MATTRESS COMPANY

By:	/s/ Kenneth L. Walker
Name:	Kenneth L. Walker
Title:	Corporate Vice President, General Counsel & Secretary

SEALY MATTRESS CORPORATION

By:	/s/ Kenneth L. Walker
Name:	Kenneth L. Walker
Title:	Corporate Vice President, General Counsel & Secretary

SEALY CORPORATION

By:	/s/ Kenneth L. Walker
Name:	Kenneth L. Walker
Title:	Corporate Vice President, General Counsel & Secretary

SUBSIDIARY GUARANTORS:

SEALY MATTRESS COMPANY OF PUERTO RICO

OHIO-SEALY MATTRESS MANUFACTURING CO., INC.

OHIO-SEALY MATTRESS MANUFACTURING CO.

SEALY MATTRESS COMPANY OF KANSAS CITY, INC.

SEALY MATTRESS COMPANY OF MEMPHIS

SEALY MATTRESS COMPANY OF ILLINOIS

SEALY MATTRESS COMPANY OF ALBANY, INC.

SEALY OF MARYLAND AND VIRGINIA, INC.

SEALY OF MINNESOTA, INC.

NORTH AMERICAN BEDDING COMPANY

SEALY, INC.

MATTRESS HOLDINGS INTERNATIONAL LLC

THE OHIO MATTRESS COMPANY LICENSING AND COMPONENTS GROUP

SEALY MATTRESS MANUFACTURING COMPANY, INC.

SEALY TECHNOLOGY LLC

SEALY KOREA, INC.

SEALY REAL ESTATE, INC.

SEALY TEXAS MANAGEMENT, INC.

SEALY TEXAS HOLDINGS LLC

SEALY TEXAS L.P.

WESTERN MATTRESS COMPANY

By:	/s/ Kenneth L. Walker
Name:	Kenneth L. Walker
Title:	Corporate Vice President, General Counsel & Secretary

JPMORGAN CHASE BANK, as Administrative Agent and as a Lender

By:	/s/ Robert Anastasio
Name:	Robert Anastasio
Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS, L.P., as Joint Lead Arranger, Joint Bookrunner, Syndication Agent and as a Lender

By:	/s/ Robert Wagner
Name:	Robert Wagner
Title:	Authorized Signatory

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Anthony N. Joseph
Name:	Anthony N. Joseph
Title:	Associate Director Banking Products Services, US

By:	/s/ Joselin Fernandes
Name:	Joselin Fernandes
Title:	Associate Director Banking Products Services, US